UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, DC 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d)

of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported) December 8, 2015 (December 7, 2015)

NANOSPHERE, INC.

(Exact Name of Registrant as Specified in Charter)

Delaware	001-33775	36-4339870
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

4088 Commercial Avenue, Northbrook, Illinois	60062
(Address of Principal Executive Offices)	(Zip Code)

Registrant’s telephone number, including area code: (847) 400-9000

Not Applicable

(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01 Entry into a Material Definitive Agreement.

On May 14, 2015 (the “Closing Date”), Nanosphere, Inc. (the “Company”) entered into a Loan and Security Agreement (the “Loan Agreement”) with NSPH Funding LLC, an affiliate of Life Sciences Alternative Funding LLC, and SWK Funding LLC, as lenders (together, the “Lenders”) providing for the Lenders to advance term loans in an aggregate amount of up to $30 million (the “Loan”) to the Company. NSPH Funding LLC is also the agent under the Loan Agreement (in such capacity, the “Collateral Agent”).

On the Closing Date, the Company drew down $20 million of the Loan. The Loan Agreement included a condition precedent and a post-closing covenant that obligated the Company to raise (i) an aggregate of at least $4 million in net proceeds from equity financings prior to entering into the Loan Agreement and (ii) an aggregate of at least $6 million in net proceeds from either equity financings or licensing or strategic partnership transactions within eight months following the Closing Date (collectively, the “Capital Requirements”), pursuant to which the Company raised an aggregate of $8 million in net proceeds from its preferred stock offerings in May 2015 and June 2015.

On July 29, 2015, the Company and the Lenders entered into the First Amendment to the Loan and Security Agreement (the “First Amendment”). The First Amendment reduced the Capital Requirements under the Loan Agreement by $2 million and included the Lenders’ acknowledgement that the Capital Requirements have been fully satisfied.

In consideration of the reduction of the Capital Requirements, the First Amendment also provides that the minimum account balance in the Company’s accounts that are subject to a control agreement in favor of the Collateral Agent, which was previously $3 million and subject to increase to $4 million after the earlier of the funding of the second tranche of the Loan or March 31, 2016, is increased to $4 million concurrent with the entry into the First Amendment by the Company and the Lenders and shall increase to $5.0 million after the earlier of the funding of the second tranche of the Loan or December 31, 2016.

In addition, the Loan Agreement provides that the Company maintain minimum quarterly ratios of (i) the aggregate of the Company’s cash operating expenses, cash interest expenses and capital expenditures, to (ii) the Company’s gross profits (the “Original Ratios”). The Company did not meet the required Original Ratio of 3.5 for the quarter ended September 30, 2015, and it may not have achieved the required Original Ratio of 2.6 for the quarter ending December 31, 2015 (though the foregoing would not constitute an event of default under the Loan Agreement).

On December 7, 2015, the Company and the Lenders entered into the Second Amendment to the Loan and Security Agreement (the “Second Amendment”). The Second Amendment will replace the Original Ratios in their entirety with a requirement that the Company maintain, as of the last day of each fiscal quarter of the Company beginning in the first fiscal quarter of 2016, a minimum adjusted cash flow (the “Cash Flow Requirement”) which requirement increases each quarter. For example, in the first fiscal quarter of 2016, the Company must maintain negative adjusted cash flow of not less than $6,500,000. The Cash Flow Requirement requires that the Company achieve a positive adjusted cash flow of $200,000 by the last day of the quarter that begins on October 1, 2017. If the Company fails to satisfy the required Cash Flow Requirement for any two out of three successive quarters, the date on which the first amortization payment is due under the Loan Agreement would accelerate to the next following payment date, and the minimum quarterly amortization rate would increase to approximately $3.3 million, resulting in a final, accelerated maturity for the term loan by the end of the sixth fiscal quarter thereafter. Upon effectiveness of the Second Amendment, the Company would no longer be subject to the Original Ratios and there would be no consequence to the Company for having failed to satisfy any Original Ratio.

The Second Amendment also will modify the provisions of the Loan Agreement allowing for the advance of additional term loans, subject, in each case to the Company’s continued compliance with the terms and conditions of the Loan Agreement and no material adverse changes in the Company having occurred. Pursuant to the Second Amendment, the Company will now receive an additional advance of a term loan in an amount up to $5,000,000 if the Company achieves, before May 14, 2016: (i) trailing six month revenue of at least $12,000,000 in any previous, consecutive six month period; (ii) at least 100 cumulative new unit placements during any consecutive 12 month period after January 1, 2015 (the date on which the Company achieves, before May 14, 2016, both such revenue and such placements, the “Milestone Date”); and (iii) the applicable Cash Flow Requirement for each fiscal quarter during the applicable draw period. The Company also will receive another advance in an amount up to $5,000,000 if: (i) the Company submits a 510(k) premarket notification submission to the FDA concerning its diagnostic tests of its next generation product platform (currently in development) before September 30, 2016; (ii) the Company also achieves the applicable Cash Flow Requirement for each fiscal quarter during the applicable draw period; and (iii) if the Company has satisfied both of the foregoing tests, it has submitted its draw request on or before November 15, 2016.

In consideration of the replacement of the Original Ratios and modifications to the terms governing the subsequent advance of loans under the Loan Agreement, the Second Amendment also will provide that: (i) the minimum account balance in the Company’s accounts that are subject to a control agreement in favor of the Collateral Agent, which was $4 million prior to the effectiveness of the Second Amendment, is increased to $5 million upon the earlier to occur of the Milestone Date or May 14, 2016, and (ii) the Company shall issue warrants to the Lenders exercisable for an aggregate of 500,000 shares of the Company (the “Warrants”). The Warrants will have an exercise price of $0.01 per share and shall be exercisable for a period of ten years from the date that the Second Amendment becomes effective.

It is a condition to the effectiveness of the Second Amendment that we raise, after the date of the First Amendment, an aggregate amount of $10 million in gross proceeds from any combination of bona fide equity financings, licensing or other strategic partnership transactions. The Company shall have no obligation to issue the Warrants to the Lenders until this condition is satisfied and the Second Amendment becomes effective.

In connection with the Second Amendment, the Company also affirmed all of its continuing obligations and liabilities to the Lenders under the Loan Agreement, as amended by the Second Amendment, and affirmed the lien granted to the Lenders in the assets of the Company to secure such obligations and liabilities.

In connection with the issuance of the Warrants, the Company entered into a Registration Rights Agreement with the Lenders (the “RRA”) pursuant to which the Company will be required to file one or more registration statements with the SEC to register the resale by the Lenders and their permitted transferees of shares of Common Stock issuable to them upon exercise of the Warrants and use its reasonable best efforts to maintain the effectiveness of such registration statement(s). The Warrants will be issued in reliance upon the exemption from the registration requirements set forth in Section 4(a)(2) of the Securities Act and Rule 506 of Regulation D promulgated thereunder.

The foregoing is only a brief description of the material terms of the Second Amendment, the Warrants and the RRA and does not purport to be a complete description of the rights and obligations of the parties thereunder and is qualified in its entirety by reference to the Second Amendment, the form of Warrants and the form of RRA, which are filed as Exhibits 10.1, 4.1 and 10.2 hereto and are incorporated herein by reference.

Item 3.02 Unregistered Sales of Equity Securities.

The statements in Item 1.01, above, describing the Warrants are incorporated by reference into this Item 3.02.

Item 9.01	Financial Statements and Exhibits.

(d) Exhibits

Exhibit Number	Description

4.1	Form of warrant to purchase common stock.

10.1	Second Amendment dated as of December 7, 2015 to Loan and Security Agreement dated as of May 14, 2015 among NSPH Funding LLC, as collateral agent, and NSPH Funding LLC and SWK Funding LLC, as Lenders, and the Company.

10.2	Registration Rights Agreement dated as of December 7, 2015 among NSPH Funding LLC, SWK Funding LLC, and the Company.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

NANOSPHERE, INC.

(Registrant)

By:	/s/ Farzana Moinuddin
Farzana Moinuddin
Interim Chief Financial Officer

Date: December 8, 2015

EXHIBIT INDEX

Exhibit Number	Description

4.1	Form of warrant to purchase common stock.

10.1	Second Amendment dated as of December 7, 2015 to Loan and Security Agreement dated as of May 14, 2015 among NSPH Funding LLC, as collateral agent, and NSPH Funding LLC and SWK Funding LLC, as Lenders, and the Company.

10.2	Registration Rights Agreement dated as of December 7, 2015 among NSPH Funding LLC, SWK Funding LLC, and the Company.